SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                               SCHEDULE 13G/A

			      (Amendment No. 1)*

		     Under the Securities Exchange Act of 1934




		    Global Services Partners Acquisition Corp.
			       (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  37946Y401
                               (CUSIP Number)

                              December 31, 2007
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Continued on following pages
                              (Page 1 of 28 Pages)
                             Exhibit List: Page 26

CUSIP No. 37946Y401                 13G                   Page 2 of 28 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________

     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         62,978
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          62,978
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   62,978
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.05%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 3 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND IV, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          14,192
OWNED BY       ______________________________________________________________

EACH          (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          14,192
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   14,192
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.24%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 4 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          147,416
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          147,416
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   147,416
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   2.47%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 5 of 28 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         33,562
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         33,562
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   33,562
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.56%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 6 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND V, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           14,960
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            14,960
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     14,960
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.25%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 7 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VI, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           4,484
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            4,484
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     4,484
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.07%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 8 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VII, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           1,340
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            1,340
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,340
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.02%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 9 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
 								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          4,124
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          4,124
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   4,124
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.07%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page  10 of 28 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND IX, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           16,944
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            16,944
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     16,944
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.28%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 11 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         300,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         300,000
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    300,000
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.02%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     IA;PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 12 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                        300,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          300,000
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     300,000
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.02%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 13 of 28 Pages

____________________________________________________________________________




     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ADVISORS, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         77,170
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           77,170
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    77,170
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     1.29%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37946Y401                 13G                   Page 14 of 28 Pages

____________________________________________________________________________




Item 1(a).     NAME OF ISSUER:

                Global Services Partners Acquisition Corp. (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              	3130 Fairview Park Drive, Suite 500, Falls Church, VA 22042


Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:

(i)    Satellite Fund II, L.P. ("Satellite II");
(ii)   Satellite Fund IV, L.P. ("Satellite IV");
(iii)  Satellite Overseas Fund, Ltd. ("Satellite Overseas")
(iv)     The Apogee Fund, Ltd. ("Apogee");
(v)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
(vi)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
(vii)  Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VII");
(viii) Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
(ix) 	Satellite Overseas Fund IX, Ltd. ("Satellite Overseas IX");
(x)   	Satellite Asset Management, L.P. ("Satellite Asset Management");
(xi)    Satellite Fund Management LLC ("Satellite Fund Management"); and
(xii)   Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i)
Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VI, Satellite Overseas VIII and Satellite Overseas IX (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same Executive Committee that make investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of the Executive Committee members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     	       The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 37946Y401                 13G                   Page 15 of 28 Pages

____________________________________________________________________________



Item 2(c).     CITIZENSHIP:


   1) Satellite II is a Delaware limited partnership;

   2) Satellite IV is a Delaware limited partnership;

   3) Satellite Overseas is a Cayman Islands exempted company;

   4) Apogee is a Cayman Islands exempted company;

   5) Satellite Overseas V is a Cayman Islands exempted company;

   6) Satellite Overseas VI is a Cayman Islands exempted company;

   7) Satellite Overseas VII is a Cayman Islands exempted company;

   8) Satellite Overseas VIII is a Cayman Islands exempted company;

   9) Satellite Overseas IX is a Cayman Islands exempted company;

   10) Satellite Asset Management is a Delaware limited partnership;

   11) Satellite Fund Management is a Delaware limited liability company; and

   12) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock and Class B common stock, par value $.0001 per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

               37946Y401

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

CUSIP No. 37946Y401                 13G                   Page 16 of 28 Pages

____________________________________________________________________________



          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  []

CUSIP No. 37946Y401                 13G                   Page 17 of 28 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 920,100 shares of Common Stock and 5,980,000 shares of Class B Common Stock issued and outstanding as of December 7, 2007, as described in the Issuer's Form 10-Q filed on December 14, 2007.





         Satellite Fund II, L.P.
         --------------------------
         (a)	 Amount beneficially owned: 62,978

	 (b)     Percent of class: 1.05%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote              0
         	(ii)      Shared power to vote or to direct the vote    62,978
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                     0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                62,978


          Satellite Fund IV, L.P.
          ------------------------------
         (a)	 Amount beneficially owned: 14,192

	 (b)     Percent of class: 0.24%

         (c)     Number of shares as to which the person has:

         	(i)      Sole power to vote or direct the vote                0
         	(ii)     Shared power to vote or to direct the vote      14,192
         	(iii)    Sole power to dispose or to direct the
                         disposition of                                       0
        	(iv)     Shared power to dispose or to direct the
                         disposition of                                  14,192

CUSIP No. 37946Y401                 13G                   Page 18 of 28 Pages

____________________________________________________________________________



         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 147,416

	 (b)     Percent of class: 2.47%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    147,416
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                147,416


         The Apogee Fund, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 33,562

	 (b)     Percent of class: 0.56%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote     33,562
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                 33,562


         Satellite Overseas Fund V, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 14,960

	 (b)     Percent of class: 0.25%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      14,960
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  14,960

CUSIP No. 37946Y401                 13G                   Page  19 of 28 Pages

____________________________________________________________________________





        Satellite Overseas Fund VI, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 4,484

	 (b)     Percent of class: 0.07%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote      4,484
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  4,484


	Satellite Overseas Fund VII, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 1,340

	 (b)     Percent of class: 0.02%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote      1,340
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  1,340


          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 4,124

	 (b)     Percent of class: 0.07%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote       4,124
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                   4,124

CUSIP No. 37946Y401                 13G                   Page 20 of 28 Pages

____________________________________________________________________________



          Satellite Overseas Fund IX, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 16,944

	 (b)     Percent of class: 0.28%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      16,944
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  16,944





	   Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned: 300,000

	 (b)     Percent of class: 5.02%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    300,000
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                300,000

CUSIP No. 37946Y401                 13G                   Page 21 of 28 Pages

____________________________________________________________________________




	   Satellite Fund Management LLC
         --------------------------
         (a)	 Amount beneficially owned: 300,000

	 (b)     Percent of class: 5.02%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote   300,000
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                               300,000


      Satellite Advisors, L.L.C.
         --------------------------
         (a)	 Amount beneficially owned: 77,170

	 (b)     Percent of class: 1.29%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote     77,170
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                 77,170



     Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 37946Y401                 13G                   Page 22 of 28 Pages

____________________________________________________________________________



Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

	    As of December 31, 2007, the following entities may be deemed to be the beneficial owners of less than 5% of the Shares:
	    (i) Satellite II; (ii) Satellite IV; (iii) Satellite Overseas;
	    (iv) Apogee; (v) Satellite Overseas V; (vi) Satellite Overseas
	    VI; (vii) Satellite OVerseas VII; (viii) Satellite OVerseas VIII;
	    (ix) Satellite Overseas IX; (x) SSFP; and (xi) Satellite Advisors and shall cease to be Reporting Persons. Subsequent filings will be made only by persons that may be deemed to have beneficial ownership of more than 5% of the Shares.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Satellite Asset Management and Satellite Fund Management have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of the Satellite Funds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with oras a participant in any transaction having that purpose or effect.

CUSIP No. 37946Y401                 13G                   Page 23 of 28 Pages

____________________________________________________________________________


				SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





DATED:  February 13, 2008  	        SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008               SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008	        SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 37946Y401                 13G                   Page 24 of 28 Pages

____________________________________________________________________________




DATED:  February 13, 2008               THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 37946Y401                 13G                   Page 25 of 28 Pages

____________________________________________________________________________



DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND IX, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  February 13, 2008                SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 13, 2008                SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 13, 2008                SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 37946Y401                 13G                   Page 26 of 28 Pages

____________________________________________________________________________

				EXHIBIT A

			JOINT FILING AGREEMENT


     The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Global Services Partners Acquisition Corp., dated as of February 13, 2008, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.





DATED:  February 13, 2008               SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008               SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 37946Y401                 13G                   Page 27 of 28 Pages

____________________________________________________________________________



DATED:  February 13, 2008               THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel




DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 37946Y401                 13G                   Page 28 of 28 Pages

____________________________________________________________________________




DATED:  February 13, 2008               SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008       	SATELLITE OVERSEAS FUND IX, LTD.

                                    By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                    By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  February 13, 2008                SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 13, 2008                SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 13, 2008                SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact